UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2012

RadNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19019	13-3326724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1510 Cotner Avenue

Los Angeles, California  90025

(Address of Principal Executive Offices) (Zip Code)

(310) 478-7808

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

New Credit and Guaranty Agreement

On October 10, 2012, Radnet Management, Inc. (or the “Borrower”), a wholly owned subsidiary of RadNet, Inc. (or the “Company”), entered into a new Credit and Guaranty Agreement (the “New Credit Agreement”), among the Borrower, the Company, other credit parties as identified, certain lenders, Barclays Bank PLC (“Barclays”), GE Capital Markets, Inc., RBC Capital Markets (“RBCCM”) and Deutsche Bank Securities Inc. (“DBSI”) as joint bookrunners and joint lead arrangers, General Electric Capital Corporation, as syndication agent, RBCCM and DBSI, as co-documentation agents, and Barclays, as administrative agent (the “Administrative Agent”) and as collateral agent (the “Collateral Agent”). The New Credit Agreement provides for new credit facilities with total commitments in an aggregate principal amount of $451,250,000 (the “New Credit Facilities”), consisting of $350,000,000 aggregate principal amount of tranche B term loans (the “Tranche B Term Loans”) and $101,250,000 aggregate principal amount of revolving commitments (the “Revolving Commitments”). Extensions of credit under the New Credit Agreement may be made as term loans, revolving loans, swing line loans or letters of credit.

The termination date of the Revolving Commitments shall be on the earliest to occur of (i) the fifth anniversary of the closing date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) of the New Credit Agreement, (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.01 of the New Credit Agreement and (iv) October 1, 2017 if the Company’s 10⅜% senior notes due 2018 have not been refinanced by such date. The termination date of the Tranche B Term Loans shall be on the earliest to occur of (i) the sixth anniversary of the closing date, (ii) the date on which all Tranche B Term Loans shall become due and payable in full under the New Credit Agreement, whether by acceleration or otherwise and (iii) October 1, 2017 if the Company’s 10-3/8% senior notes due 2018 have not been refinanced by such date. The New Credit Facilities are intended to repay existing indebtedness, pay expenses related thereto and provide funds for other corporate purposes.

The Borrower’s obligations under the New Credit Facilities are guaranteed by the Company, all of the Borrower’s current and future domestic subsidiaries and certain affiliates of the Borrower (collectively, the “Guarantors”).

The Borrower’s obligations under the New Credit Agreement are secured by granting to the Collateral Agent, for the benefit of the lenders, a first priority security interest in substantially all of the assets of the Borrower, the Company and the Borrower’s subsidiaries and certain affiliates, including a pledge of all of the equity interests of each of the Borrower’s domestic subsidiaries, 66.0% of all of the voting equity interests of each of the Borrower’s foreign subsidiaries and all of the non-voting equity interests of each of the Borrower’s foreign subsidiaries.

The New Credit Facilities provide for loans which bear interest at either a base rate or a eurodollar rate, in each case, plus an applicable margin. Eurodollar-based loans will be calculated at an adjusted rate equal to the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1.00%) (i) the applicable LIBOR rate per annum as determined by the Administrative Agent for deposits, by (ii) an amount equal to (a) one minus (b) the applicable reserve requirement. In respect of Tranche B Term Loans only, the adjusted eurodollar rate shall not be less than 1.25% per annum at any time. Base rate loans will be calculated at a rate equal to the greater of (i) the prime rate in effect on such day (as published in the Wall Street Journal), (ii) the federal funds effective rate in effect on such day plus ½ of 1.00%, (iii) solely in respect of Tranche B Term Loans, 2.25% and (iv) the adjusted eurodollar rate that would be payable on such day for a eurodollar rate loan with a one-month interest period plus 1.00%. The interest rate margin for base rate loans (Tranche B Term Loans and loans under the Revolving Commitments) is 3.25% per annum. The interest rate margin for eurodollar rate loans (Tranche B Term Loans and loans under the Revolving Commitments) is 4.25% per annum.

The New Credit Agreement contains certain financial and non-financial covenants, which include, but are not limited to, a maximum leverage ratio, maximum consolidated capital expenditures, restrictions on indebtedness, liens, and investments and places limits on distributions to shareholders (including the repurchase of shares) and other junior payments.

Events of default under the terms of the New Credit Agreement include, but are not limited to:

●	Failure of the Borrower to pay any principal of any loans as and on the date when due;
●	Failure of the Borrower to pay any interest on any loan or any fee or other amount payable under the New Credit Agreement within five days after the date when due;
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●	Failure of any loan party to comply with any covenant or agreement, subject to applicable grace periods and/or notice requirements; or
●	Any representation or warranty made or deemed made by or on behalf of any credit party in connection with the New Credit Agreement or any document furnished in connection with the New Credit Agreement shall prove to be untrue when made or deemed made in any material respect.

Subject to certain notice requirements and other conditions, upon the occurrence of an event of default, commitments may be terminated and the principal of, and interest then outstanding on, all of the loans may become immediately due and payable, however where an event of default arises from certain bankruptcy events, the commitments shall automatically and immediately terminate and the principal of, and interest then outstanding on, all of the loans shall become immediately due and payable.

Pledge and Security Agreement

In connection with the New Credit Facilities, the Borrower and the Guarantors entered into a pledge and security agreement (the “Pledge and Security Agreement”), dated as of October 10, 2012, with the Collateral Agent, pursuant to which the obligations under the New Credit Facilities and the guarantees described above are secured by perfected first priority security interests in substantially all of the Borrower’s and the Guarantors’ tangible and intangible assets, including, but not limited to, pledges of the equity interests of the Borrower and all of its subsidiaries.

Copies of the New Credit Agreement and the Pledge and Security Agreement are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by this reference. The foregoing descriptions of the New Credit Agreement and the Pledge and Security Agreement and the grants of the security interests do not purport to be complete and are qualified in their entirety by reference to the exhibits.

Item 1.02	Termination of a Material Definitive Agreement

In connection with entering into the New Credit Facilities, on October 10, 2012, the Company used the net proceeds from the New Credit Facilities to repay all outstanding amounts under the Company’s credit facilities under its previous credit agreement dated April 6, 2010 for up to $385 million in aggregate principal amount of term loans and revolving loans, which would have matured in April 2015. The Company did not pay any prepayment penalties in connection with the termination of its previous credit agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The information set forth in Items 1.01 and 1.02 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.04.

Item 3.03	Material Modification to Rights of Security Holders

The New Credit Agreement contains a covenant that, among other things, restricts the Company’s and its subsidiaries’ and certain of its affiliates’ ability to pay dividends and distributions or redeem and repurchase capital stock. The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 3.03.

Item 8.01	Other Events

On October 10, 2012. the Company issued a press release announcing the closing of the previously announced refinancing of its senior secured credit facilities.

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Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Credit and Guaranty Agreement, dated as of October 10, 2012, by and among Radnet Management, Inc., other credit parties as identified therein, certain lenders, , General Electric Capital Corporation, as Syndication Agent, RBC Capital Markets and Deutsche Bank Securities, Inc., as Co-Documentation Agents, and Barclays Bank PLC, as Administrative Agent and Collateral Agent.
99.2	Pledge and Security Agreement, dated as of October 10, 2012, by and among Radnet Management, Inc., the Grantors identified therein, and Barclays Bank PLC.
99.3	Press release dated October 10, 2012 entitled “RadNet Announces the Closing of the Previously Announced Refinancing of its Senior Secured Credit Facilities”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2012	RadNet, Inc.

	By:	/s/ Mark Stolper
	Name:	Mark Stolper
	Title:	Executive Vice President and Chief Financial Officer

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